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Exhibit 3.2

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION


It is hereby certified:

         1. The name of the corporation is Image Technology Laboratories, Inc. (the "Corporation") .

         2. The certificate of incorporation of the corporation is hereby amended by deleting Article Four thereof and substituting in lieu of said Article the following new Article:

                  FOUR: The total number of shares of capital stock which this corporation shall have authority to issue is 55,000,000 shares, consisting of two classes of capital stock:

                  (a) 50,000,000 shares of Common Stock, par value $.01 per share (the "'Common Shares").

                  (b) 5,000,000 shares of Preferred Stock, par value $.01 per share (the "Series a Preferred Stock") . The Series A Preferred stock shall be non-convertible, non-redeemable stock and shall carry one vote per share. The Series A Preferred Stock shall be alike in all other respects to the Common Stock.

                  The board of directors of the corporation shall have the authority, without further action by the holders of the outstanding common stock, to issue other preferred stock from time to time in one or more additional classes or series, to modify or fix the number of shares constituting any class or series and the stated value thereof, it different from the par value, and to modify or fix the terms of any such series or c-lass, including dividend rights, dividend rates, conversion or exchange rights, voting rights and terms of redemption (including sinking fund provisions), the redemption price and the liquidation preference of such class or series.

         3. The amendment of the certificate of incorporation herein certified has been duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

Signed on December 23, 1999.
                                                       /s/ David Ryon
                                                       -------------------
                                                       David Ryon, M.D.
                                                       President